PRESIDENT CONTRACT WITH LANS HOLDINGS

This PRESIDENT contract has been signed today between Lans Holdings. (The company) and Trevor Allen,(the President).

Employment
PRESIDENT is hired as the chief executive officer at the company as of 19th November, 2014. The employment is of indefinite duration.

Working Hours
PRESIDENT shall work Part time as required

Work location
PRESIDENT will be based at the company's office in London, UK.

Tasks
PRESIDENT shall manage and be responsible for the ongoing operations of the company under the Companies charter and other PRESIDENT instructions issued by the Board.

Salary
Salary is to be $3000 per month and paid on the last day of the month when it is earned. If the last day is a holiday, the salary will be paid on the working day that precedes the holiday.

Confidentiality
A special confidentiality agreement has been signed between the company and the PRESIDENT.

Termination of employment
The Board has the right to terminate the employment for the PRESIDENT with regard to a notice period of one (1) Week. PRESIDENT has the right to terminate this agreement with regard to a notice period of one (1) Week. A notice of employment termination shall be in writing.

Gross breach of contract
If any part to this Agreement grossly violates any provision in this PRESIDENT contract, the other party is entitled to agreed compensation and this PRESIDENT's contract is terminated with immediate effect.

Disputes
Any disputes between the company and the PRESIDENT that cannot be resolved by the parties themselves shall be settled by arbitration with two of both parties approved arbitrators. The company accounts for the arbitrators' expenses if the dispute goes to arbitration.

Signatures

/s/ Trevor Allen
Trevor Allen